As filed with the Securities and Exchange Commission on July 17, 2009
Registration No. 333-145247

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PlanetOut Inc.
(Exact name of Registrant as specified in its charter)

Delaware	7373	94-3391368
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification no.)

10990 Wilshire Boulevard,
Penthouse
Los Angeles, CA 90024
(310) 806-4288
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stephen P. Jarchow
Chairman
PlanetOut Inc.
10990 Wilshire Boulevard,
Penthouse
Los Angeles, CA 90024
(310) 806-4288
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James R. Walther, Esq.
Mayer Brown LLP
350 South Grand Avenue,
25th Floor
Los Angeles, CA 90071-1503
(213) 229-9500

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the registration statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES
     The Registration Statement on Form S-3 (Registration No. 333-145247) (the “Registration Statement”) of PlanetOut Inc. (“PlanetOut”), pertaining to the registration of 22,782,609 shares of PlanetOut common stock (the “Common Stock”) to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on August 8, 2007.
     On June 11, 2009, Here Media Inc. (“Here Media”), HMI Merger Sub, Inc., a wholly-owned subsidiary of Here Media (“Merger Sub”), and PlanetOut completed a business combination, including the merger of Merger Sub with and into PlanetOut (the “Merger”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of January 8, 2009, as amended, by and among such parties, Here Networks LLC, a Texas limited liability company, Regent Entertainment Media Inc., a Delaware corporation, and certain other parties signatory thereto. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on June 11, 2009 (the “Effective Time”). At the Effective Time, PlanetOut became a wholly-owned subsidiary of Here Media, and each of its issued and outstanding shares of Common Stock was cancelled in exchange for the right to receive one share of the common stock, $0.001 par value per share, and one share of the special stock, $0.001 par value per share, of Here Media. The Common Stock ceased trading on The Nasdaq Capital Market at the close of business on June 11, 2009. No shares of the Common Stock registered under the Registration Statement have been offered or sold since that time.
     As a result of the Merger, PlanetOut has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by PlanetOut in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, PlanetOut hereby removes from registration all shares of Common Stock registered under the Registration Statement which remain unsold as of the date of this Post-Effective Amendment No. 1.
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1.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 16th day of July, 2009.

PlanetOut Inc.
By:	/s/ Paul A. Colichman
Paul A. Colichman
Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul A. Colichman	Chief Executive Officer, President and Director	July 16, 2009
Paul A. Colichman	(Principal Executive Officer)

/s/ Tony Shyngle	Chief Accounting Officer	July 16, 2009
Tony Shyngle	(Principal Financial and Accounting Officer)

/s/ Stephen P. Jarchow	Chairman of the Board of Directors	July 16, 2009
Stephen P. Jarchow

/s/ Phillip S. Kleweno	Director	July 16, 2009
Phillip S. Kleweno